Exhibit 5.3

[Letterhead of Burr & Forman LLP]

September 15, 2003

IPSCO Inc.

650 Warrenville Road, Suite 500

Lisle, Illinois 60532

            Re: REGISTRATION STATEMENT ON FORM F-4

Ladies and Gentlemen:

        We are issuing this opinion letter in our capacity as special legal counsel to IPSCO Steel (Alabama) Inc., an Alabama corporation, and IPSCO Alabama Ltd., a limited partnership constituted in accordance with laws of the State of Alabama (collectively, the “Alabama Guarantors”), in connection with the proposed registration by IPSCO Inc. (the “Issuer”) of $200,000,000 in aggregate principal amount of the Issuer’s 8¾% Senior Notes due 2013 (the “Exchange Notes”) pursuant to a Registration Statement on Form F-4 originally filed with the Securities and Exchange Commission (the “Commission”) on September 15, 2003, under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”). The obligations of the Issuer under the Exchange Notes will be guaranteed by the guarantors listed on Schedule A hereto (such guarantors are hereinafter referred to as the “Guarantors” and the Guarantors, together with the Issuer, are hereinafter referred to as the “Registrants”) (the “Guarantees”). The Exchange Notes and the Guarantees are to be issued pursuant to an indenture (as amended and supplemented from time to time, the “Indenture”), dated as of June 18, 2003, between the Issuer, the Guarantors and Wells Fargo Bank Minnesota, N.A., as trustee. The Exchange Notes and the Guarantees are to be issued in exchange for and in replacement of the Issuer’s outstanding 8¾% Senior Notes due 2013 (the “Old Notes”), of which $200,000,000 in aggregate principal amount is outstanding.

        In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Articles of Incorporation, By-Laws, Certificate of Limited Partnership, and Limited Partnership Agreement of the Alabama Guarantors, as the case may be, (ii) minutes and records of the corporate and partnership proceedings of the Alabama Guarantors, as the case may be, with respect to the issuance of the Exchange Notes and the Guarantees, (iii) the Indenture, and (iv) the Registration Statement.

IPSCO Inc.

September 15, 2003

        For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Alabama Guarantors and the due authorization, execution and delivery of all documents by the parties thereto other than the Alabama Guarantors. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrants and others.

        Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.

        Based upon and subject to these assumptions, qualifications and limitations and the further limitations set forth below, we are of the opinion that (i) the Alabama Guarantors have duly authorized, executed and delivered the Indenture, and (ii) the Alabama Guarantors have duly authorized the Exchange Notes and the Guarantees.

        We hereby consent to the filing of this opinion with the Commission as Exhibit 5.3 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

        The opinions expressed above are limited to the laws of the State of Alabama and applicable federal laws of the of the United States of America.

        This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,

/S/    BURR & FORMAN LLP

BURR & FORMAN LLP

SCHEDULE A

Name of Guarantor	Jurisdiction of Organization
IPSCO Steel (Alabama) Inc.	Alabama

IPSCO Alabama Ltd.	Alabama

IPSCO Minnesota Inc.	Delaware

IPSCO Tubulars Inc.	Delaware

IPSCO Texas Inc.	Delaware

IPSCO Ontario Inc.	Canada

IPSCO Recycling Inc.	Canada

IPSCO Investments Inc.	Delware

IPSCO Saskatchewan Inc.	Canada

IPSCO Steel Inc.	Delaware

IPSCO Enterprises Inc.	Delaware